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The following editorial appeared in the Wall Street Journal on July 9, 2008:
How to Rein in the Imperial CEO
By GARY WILSON
America’s most serious corporate governance problem is the Imperial CEO — a leader who is both chairman of the company’s board of directors as well as its chief executive officer. Such a CEO can dominate his board and is accountable to no one.
This arrangement creates a conflict of interest, because the chairman is responsible for leading an independent board of directors. The board’s primary responsibility, on behalf of the owners, is to hire, oversee and, if necessary, fire the CEO. If the CEO is also the chairman, then he leads a board that is responsible for evaluating, compensating and potentially firing himself.
The result of this conflict of interest is excessive CEO compensation and undeserved job security. Entrenched management leads to empire-building, continued adherence to flawed business strategies, resistance to change, the stifling of healthy debate in the boardroom, and destruction of shareholder value. All too often, we also find an imperial air force of large private jets reserved for the CEO’s trips to the Masters, the Super Bowl or that Paris “business” trip.
With today’s higher standards of corporate governance, why do we still have Imperial CEOs? And what can be done about it?
I believe the simple step of separating the positions of chairman and CEO would resolve this pernicious corporate governance problem. It would rein in the Imperial CEO and shift power to an independent board, acting as it should in the interest of shareholders, not the CEO.
Today, despite growing shareholder opposition, the CEO and the chairman remain the same person in 65% of the S&P 500 companies. Surprisingly, such blue chip companies as General Electric, Coca-Cola, Exxon Mobil, UPS, Deere, Caterpillar, CSX and Johnson & Johnson actually have bylaws that require the CEO to also serve as chairman.
Many European countries require that the chairman and CEO positions be held by different people. And not surprisingly, European CEOs generally receive less compensation and lavish perks than American CEOs. While the gap is narrowing, several recent studies have shown that U.S. CEOs of major companies tend to get paid on average two or three times what their European counterparts receive. There is no evidence that the American CEOs perform any better for shareholders. By requiring separate management and supervisory boards, Europe has shifted the power balance to the board and owners, and away from management, and it appears that the owners are getting more bang for their euro in executive compensation.
Imperial CEOs are not likely to willingly relinquish power, but separating the roles of chairman and CEO can be accomplished somewhat painlessly. I suggest that stock exchanges and the proxy advisory firms require that when a company names a new CEO, it must also name an “independent director” as chairman. CEOs, by definition, are not independent directors, so this would effectively separate the two positions.

Proxy advisory firms such as ISS (now RiskMetrics) have become very influential with institutional investors. They focus on corporate governance issues and recommend whether their investor clients should withhold votes from a company’s proposed board nominees. These firms recommend separating the CEO and chairman roles, but do not require it in order to support the proposed slate of directors. Instead, they allow for a “lead director” who is supposed to help the chairman/CEO with the board agenda and preside over meetings of independent directors without management present.
I have served on the boards of three major American corporations that evolved from chairman/CEO, to chairman/CEO plus lead director, to separating chairman and CEO. In my experience, the chairman/CEO plus lead director model is actually worse than the chairman/CEO model, because investors falsely believe the lead director has the power to protect their interests. In fact, the lead director has little practical power and is frequently selected by the chairman/CEO. In America, the chairman is still the chairman, with all the respect and influence that title bestows on the holder.
I saw this tension firsthand on the board of Disney. A dominating long-time CEO, Michael Eisner, who was also chairman, had led the company very effectively for many years. However, the company’s performance eventually deteriorated, which made shareholders increasingly impatient. In 2004, dissident shareholders carried out a withhold-the-vote campaign, which pressured the board to name an independent chairman, who was previously the lead director, and the CEO retired shortly thereafter.
While many factors affect stock price, it is interesting to note that Disney’s shares have appreciated 30% in the four years since the chairman and CEO roles were split, after having fallen 20% in the previous five years.
I have also witnessed the benefits of separating the chairman and CEO roles as a director of Yahoo. Despite the mistaken impression left by some media coverage, the Yahoo board of directors is intensely focused on creating value for shareholders — and the separation of the chairman and CEO roles in 2007 has made the present situation involving Microsoft and other alternatives a shareholder-focused process marked by close board oversight of management. I am confident it will result in a good outcome for Yahoo shareholders.
The simple change I suggest to effect the separation of chairman and CEO — requiring that an independent director become chairman when a new CEO is named — would increase the rightful influence of ownership in the governance of American corporations, and lead to extinction of the Imperial CEO. This, in turn, would improve corporate performance and decrease the need for new, expensive and intrusive government regulations to control management excesses.
Mr. Wilson is a director of Yahoo, a former director of Disney, and the chairman of Northwest Airlines. He is currently a shareholder-nominated candidate for the board of CSX Corporation.